Exhibit 4.8

Assignment Agreement of Purchase Option and Cooperation Agreement

This Assignment Agreement of Purchase Option and Cooperation Agreement (hereinafter referred to as this “Agreement”) is entered into on this 1st of July, 2008 in Pudong, Shanghai by and among:

Shengqu Information Technology (Shanghai) Co., Ltd., located at No. 690 Bibo Road, Pudong New Area, Shanghai, hereinafter referred to as “Party A”; and

Chen Tian-qiao (ID Card No.: [XXX]), hereinafter referred to as “Party B”; and

Chen Da-nian (ID Card No.: [XXX]), hereinafter referred to as “Party C”; and

Shanghai Shanda Networking Development Co., Ltd., located at No. 356 Guoshoujing Road, Pudong New Area, Shanghai, hereinafter referred to as “Party D”; and

Shanda Computer (Shanghai) Co., Ltd., located at No. 356 Guoshoujing Road, Pudong New Area, Shanghai, hereinafter referred to as “Party E”.

Party A, Party B, Party C, Party D and Party E may hereinafter collectively referred to as the “Parties” and, individually referred to as the “Party”.

Whereas,

A
Party A, Party B, Party C and Party D have entered into the Purchase Option and Cooperation Agreement (hereinafter referred to as the “Original Agreement”) on December 30, 2003, according to which Party A has the exclusive option to purchase all Share, in whole or part, held by Party B and Party C or one of them in Party D at any time subject to the laws of the People's Republic of China (the “PRC”).

B	The Parties have agreed that Party E becomes one party to the Original Agreement by replacing Party A in the Original Agreement.

NOW THEREFORE, the Parties have hereby agreed as follows:

1.
Party E shall become one party to the Original Agreement by replacing Party A from the date when this Agreement is entered into (the “Replacement Date”). The Parties have agreed that Party E shall obtain and bear Party A's rights, benefits, obligations and liabilities under the Original Agreement.

2.
After Party E signs this Agreement, Party B, Party C and Party D shall hereby release any of Party A's liabilities and obligations under the Original Agreement on or after the Replacement Date. However, such release shall not affect the rights of Party B, Party C and Party D to claim against Party A's breach of the Original Agreement (if any) that may be occurred prior to the Replacement Date.

3.	The Term of the Original Agreement shall be changed as twenty (20) years from the date when this Agreement is entered into.

4.
This Agreement shall be governed by and interpreted in accordance with the laws of the PRC. The Parties have agreed that any dispute arising out of or in relation to This Agreement or the Original Agreement shall be settled through friendly negotiation; if not reached, such dispute shall be referred to the China International Economic and Trade Arbitration Commission Shanghai Commission.

5.	This Agreement comes to effect from the date it is entered into and sealed by the Parties.

[Signature Page]

Party A:
Shengqu Information Technology (Shanghai) Co., Ltd.
Authorized Representative (Sign):
Signed/sealed by:

Party B: Chen Tian-qiao
Signed by _____________________

Party C: Chen Da-nian
Signed by _____________________

Party D:
Shanghai Shanda Networking Development Co., Ltd.
Authorized Representative: _____________________
Signed/sealed by:

Party E:
Shanda Computer (Shanghai) Co., Ltd.
Authorized Representative: _____________________
Signed/sealed by: